[*] Indicates that a confidential portion of the text of this Agreement has been omitted and filed separately with the Securities and Exchange Commission.

UNITED AIRLINES

PW2000 PIECE PART MBOH
PROGRAM FOR UAL's PW 2000 SERIES AIRCRAFT ENGINE FLEET

CHROMALLOY GAS TURBINE CORPORATION

AUGUST 1, 2003

UAL CONTRACT No. 155340

TABLE OF CONTENTS

ARTICLE	1.	SUBJECT MATTER OF AGREEMENT	1
ARTICLE	2.	DELIVERY AND REDELIVERY OF PW 2037 PIECE PARTS	1
ARTICLE	3.	PRICE AND PAYMENTS	2
ARTICLE	4.	TECHNICAL COMPLIANCE	3
ARTICLE	5.	TECHNICAL QUALIFICATIONS	3
ARTICLE	6.	REQUIREMENTS	4
ARTICLE	7.	PARTS SUPPORT REQUIREMENTS	6
ARTICLE	8.	PROGRAM MANAGEMENT	8
ARTICLE	9.	UNITED'S RESPONSIBILITIES	8
ARTICLE	10.	TITLE, RISK OF LOSS AND LIENS	9
ARTICLE	11.	WARRANTY	9
ARTICLE	12.	COMPLIANCE WITH LAWS	11
ARTICLE	13.	AUDIT RIGHTS	12
ARTICLE	14.	TAXES	12
ARTICLE	15.	LIQUIDATED DAMAGES	12
ARTICLE	16.	CONSEQUENTIAL DAMAGES	13
ARTICLE	17.	EXCUSABLE DELAY	13
ARTICLE	18.	TERM	13
ARTICLE	19.	TERMINATION	14
ARTICLE	20.	TERMINATION FOR CONVENIENCE	15
ARTICLE	22.	INSURANCE	16
ARTICLE	23.	PATENT INDEMNITY	16
ARTICLE	24.	CHANGE IN BUSINESS ENTITY	17
ARTICLE	25.	CONFIDENTIAL INFORMATION	18
ARTICLE	26.	PROPRIETARY RIGHTS	19
ARTICLE	27.	Relationship of the Parties	19
ARTICLE	28.	Unauthorized Payments	19
ARTICLE	29.	PUBLICITY	20
ARTICLE	30.	NOTICES	20
ARTICLE	31.	GENERAL PROVISIONS	20

PIECE PART MBOH AGREEMENT

This Piece Part MBOH Agreement ("'Agreement"'), is entered into as of August 1, 2003 by and between Chromalloy Gas Turbine Corporation a Delaware corporation, with its Administrative office located at 4430 Director Drive, San Antonio, Texas USA 78219 ("'Seller"'), and UNITED AIR LINES, INC., a Delaware Corporation and Debtor-in-Possession, with its principal office in the Township of Elk Grove, State of Illinois ("'United"'). In consideration of the mutual covenants set forth herein, Seller and United hereby agree as follows:

ARTICLE 1. SUBJECT MATTER OF AGREEMENT.

1.1

General.   This Agreement will apply to all services ("'Services"') performed on any P&W 2000 Series aircraft engine equipment owned or leased and operated by United ("'PW 2037 Piece Parts"' or "'Parts"') and products ("'Products"') furnished to United by Seller for such work. Subject to the conditions and exclusions herein and in the appendices, Seller will provide Services and Products to United on a materials by operating hour ("'MBOH"') basis for those parts specified in Appendix 5 and from time to time as identified elsewhere in this agreement on a time and material ("'T&M"') basis per Appendix 4.

1.2

Transition Period.   There will be an initial transition period of one hundred twenty (120) days ("'the Transition Period"'), during which Transition Period, the parties will perform as described in Appendix 3..

1.3

Exclusivity.   United agrees that it will obtain the Products and Services for the Parts described in this Agreement from Seller on an exclusive basis; provided, United shall be permitted to source Parts elsewhere

	a.	during periods, if any, when Seller is not meeting its turntime guarantee or
	b.	for Products and Services added after the date of this Agreement.

ARTICLE 2. DELIVERY AND REDELIVERY OF PW 2037 PIECE PARTS.

2.1

Delivery of PW 2037 Piece Parts by United.   United shall deliver PW 2037 Piece Parts to Seller for Services in a packaging manner mutually agreed to by the parties at the designated United delivery location ("'Delivery Location"') at United's San Francisco Maintenance Center .

2.2	PW 2037 Piece Parts Packaging. Seller shall apply any necessary routing tags and package PW 2037 Piece Parts upon delivery.

2.3

Redelivery of PW 2037 Piece Parts to United.   Upon completion of Services, Seller shall redeliver PW 2037 Piece Parts (or substitute, as permitted by United's Illustrated Parts Catalog ("'IPC"'), exchanged PW2000 series piece parts that thus become United's PW2037 Piece Parts), to the original Delivery Location unless notified otherwise by United. Upon Redelivery, Seller shall remove PW 2037 Piece Parts from any shipping container.

2.4

Turntime.   Following the Transition Period, Seller guarantees that for each Part shipped from United for repair, a repaired or new part will be returned and available at United's Delivery Location within seventy-two (72) hours (the "'TAT"'). If Seller fails to comply with the TAT specified in this paragraph then it will be liable to United for the Liquidated Damages set forth in Paragraphs 15.1 and 15.2 herein. During the Transition Period and for parts repaired on a T&M basis, the TAT will be thirty (30) days.

ARTICLE 3. PRICE AND PAYMENTS.

3.1	Price. The prices, rates and charges for Services will be as set forth in Appendix 5 except for the Transition Period and Parts repaired on a T&M basis for which pricing is set forth in Appendix 4.

3.2

Payment.   For Services performed on an MBOH basis, Appendix 2 (Monthly Flight Hours Update) will be authorized and verified within ten (15) days of the end of each month. United will pay for Services and Products within twenty (15) days after completion and acceptance of Appendix 2 by United and Seller. Such approval shall not be unreasonably delayed by either United or Seller. Seller's invoice and United's payment will be denominated in U.S. Dollars. For Services performed on a time and materials basis, the payment terms shall be net thirty (30) days from completion of Service and receipt of Seller's invoice.

3.3

Overtime For T&M.   For Services performed on a time and materials basis, overtime labor will not be charged by Seller unless prior written approval has been obtained from United; to accomplish additional services or to accelerate or change scheduled Services, Seller may request overtime subject to United's approval under time and material. United will evidence its approval in writing and will pay the applicable rates mutually agreed by the parties.

3.4	[*]

3.5

Disputed Invoices.   In the event that United in good faith disputes any portion of Appendix 2, payment of the disputed portion shall be delayed until such dispute is resolved to the mutual satisfaction of the parties; however, United shall pay any undisputed portion within the period specified above.

3.6

FOD Coverage.   Only Parts damaged by FOD (i.e. foreign object damage caused by a single non-mechanical ingestion of foreign substance into an engine), as determined by United and validated by Seller, will be covered by T& M pricing as outlined in Appendix 4; other engine parts, coming from the same engine that are not affected by FOD, will be repaired on a MBOH basis.

ARTICLE 4. TECHNICAL COMPLIANCE.

4.1	For the purposes of this Agreement, Seller has assumed the following:

	a.	Each Part identified in Appendix 5 is to be repaired to the UAL repair specifications as approved for use by United Engineering.

b.

United's Parts will be repaired or replaced under Part 145 of the Federal Aviation Regulations. All repairs, modifications, inspections and testing will be in accordance with OEM requirements with secondary resources including OEM Manufacturer Manuals, United's Maintenance Plan, applicable Service Bulletins, Airworthiness Directives and FAA required maintenance procedure and processes in effect at the time of the repair.

c.

All PW2000 piece parts when made serviceable, repaired or replaced with new parts (Type Certificate Holder parts or other than Type Certificate Holder FAA approved parts) must be returned to United Airlines with governmental regulatory airworthiness approval certificates; i.e., FAA Form 8130-3 forms.

ARTICLE 5. TECHNICAL QUALIFICATIONS.

5.1

Regulatory Qualifications.   Seller warrants that it has received and will maintain in effect at all times when Services are performed hereunder, all governmental certificates and approvals necessary to perform the Services, including without limitation Repair Station certificates issued under Part 145 of the Federal Aviation Regulations, with ratings applicable to performance of the Services.

5.2

United Qualifications.   Seller shall comply with the latest revision of United's Quality Assurance Certification Program requirements for outside service vendors for each applicable Service activity. Seller's facility, and any subcontractor's facility, must also be approved by United's Quality Assurance Department to perform each applicable Service activity. United's Quality Assurance Department may perform periodic audits on Seller and reserves the right to withdraw any previously issued approvals.

5.3	Use of Other Locations or Subcontractors.

	a.	Seller will not perform any services at any other location or facility without prior written approval from United Quality Assurance Department.

b.

In the event that Seller elects to perform Services at any location other than one specified in Appendix 5 then Seller will notify United timely in order to allow for any necessary audits and approval review by UAL.

	c.	Seller may subcontract performance of certain Services only if Seller lacks the capabilities, facilities, capacity or manpower to perform such Services.

	d.	Seller will ensure that its approved subcontractors perform the Services in compliance with the terms and conditions of this Agreement.

ARTICLE 6. REQUIREMENTS.

6.1	General Scope. Seller shall meet the following general scope:

a.

Provide Products and Services on PW 2037 Piece Parts on an MBOH basis for those parts specified in Appendix 5 and on a T&M basis for those Parts specified in Appendix 4 subject to conditions and exclusions set forth herein and in the appendices. Additional Products and Services will be covered on a T&M basis. .

b.

Return serviceable and airworthy PW 2037 Piece Parts (or substitute, as permitted by United's Illustrated Parts Catalog ("'IPC"'), exchanged PW2000 series piece parts that thus become United's PW2037 Piece Parts), to the United-designated redelivery location ("'Redelivery Location"') and document the return of all PW 2037 Piece Parts.

	c.	Provide a record of maintenance performed on each piece of PW 2037 Piece Parts.

d.

Collect maintenance records of Equipment in a database, which shall be accessible by approved United employees. The database shall include, but not be limited to, the following information: Services performed, spare parts used, traveler signoff and any non-routine Services.

6.2

Inspection.   Seller shall maintain a regular, systematic inspection routine for the Services. Upon United's request, Seller shall permit United's designated personnel to enter the Service Locations (as defined in Appendix 5) during normal business hours to inspect PW 2037 Piece Parts during Services.

6.3	Intentionally Blank.

6.4	Records.
	a.	Seller shall provide to United the appropriate maintenance release forms required by the FAA upon completion of the Services.

b.

Seller's maintenance records shall comply with the following:

  FAR 145,
  United Quality Assurance Standards,
  FAA approved repair station Inspection Procedures Manual (IPM),
  United's Administrative and Operating Policy Manual (AOP), and
  Component Maintenance Operating Procedures (MGOP)
  The manufacturer's Component Maintenance Manual (CMM) or other applicable FAA approved data.

	c.	Seller's maintenance record for each piece of PW 2037 Piece Parts shall include but not be limited to the following information, which shall be made available to United upon request:
United work order number and/or contract number,
Transaction number,
Part number,
Parts class and inventory number (PCN) if applicable,
PW 2037 Piece Parts's serial number if applicable,
List of new parts used in repair,
List of used or reconditioned parts used in repair,
Description of work performed,
Name and identification of employee/s who performed the repair,
Name and identification of employee/s who performed the final Inspection,
Name and identification of employee/s who performed the maintenance release,
Date of repair,
Service Bulletin modification tag,
Seller's contract number,
FAA repair station number, and
Address of Service location where work was performed
Date of Manufacture, if date available.

6.5

Mechanisms for Adjustment to the Baseline Rate.   Either Party may, at any time, propose a modification including but not limited to Airworthiness Directives, Service Bulletins, use of Parts Manufacturing Authority (PMA) Part, and use of Designated Engineering Representative (DER) repair, with the following process governing such proposed modifications:

a.

If the modification is proposed by United based on its good faith flight safety concerns, such proposed modification shall be effectuated immediately upon such proposal by United (with the Parties agreeing to the applicable adjustments to price and performance compliance, if any);

b.

If the modification is proposed by United for reasons other than good faith flight safety concerns, such modification shall be made so long as (i) the Program Manager provides his/her prior written consent, such consent not to be unreasonably withheld, and (ii) the Parties agree upon the applicable adjustments to price and performance compliance, if any;

c.

If any modification is proposed by Seller, such modification shall be made so long as (i) United provides its prior written consent, and (ii) the Parties agree upon the adjustments to price and performance compliance, if any.

6.6	Safety. Seller must meet the following general safety requirements:

a.

Seller shall perform Services in a safe, careful and workmanlike manner and shall take all necessary precautions to avoid an unhealthy or unsafe work environment, injuries to persons and damage to United's property. Seller shall also take all necessary precautions in processing, handling, transporting and disposing of material and parts involved in the performance of Services.

b.

Seller must be familiar with the materials and processes involved in maintaining the PW 2037 Piece Parts. Seller must be familiar with and maintain a shop safety plan for the use of combustible and hazardous materials.

c.

Seller must take the necessary precautionary measures to ensure the health and safety of personnel who may be exposed to hazardous, combustible and chemical products. Seller must maintain good shop practices and shall refer and conform to all applicable Material Safety Data Sheets ("'MSDS"').

d.

Seller shall maintain an educational/training program to assure the inclusion of safety instructions as a part of each job assignment. Upon request, Seller must provide United with updated safety training class documents.

Upon request, Seller shall promptly report to United all incidents Seller determines to be recordable on the OSHA 200 log, or its equivalent. Additionally, upon United's request, Seller shall (i) provide United with a copy of the OSHA 200 log and all supporting forms      and (ii) provide United with its safety processes and practices documentation.

6.7	Process. Seller must comply with the following general process requirements:

	a.	Seller shall develop and document process controls to ensure consistency and repeatability.

	b.	Seller must develop written corrective action plans to immediately correct deficiencies.

6.8

Tooling.   Seller shall provide all tooling, fixtures, and equipment required to perform Services ("'Tooling"'). Seller shall ensure that all required Tooling is available and in good working order at its facility prior to start of Services.

6.9

Training/Qualification Requirements.   Seller shall establish a training and qualification program for its personnel to accomplish the Services hereunder. Seller shall include a record of training and qualification levels achieved for Seller's personnel and each subcontractor's personnel.

6.10

Seller's Employees: Supervision.   Seller shall employ only qualified and competent persons to perform the Services. Seller shall employ and direct such personnel as it requires to perform the Services. Seller shall exercise sole and exclusive authority over its personnel, and shall have the sole right to hire and discharge said persons.

ARTICLE 7. PARTS SUPPORT REQUIREMENTS.

7.1

Parts Furnished by Seller.   Seller shall provide all parts, and components and materials required to perform the Services. Seller shall identify, source and handle such parts necessary to provide the Services in accordance with Seller's standard procedures. Seller shall identify to United and receive United's written approval prior to installing on the PW 2037 Piece Parts any part that is not listed in United's current Illustrated Parts Catalog. United and Seller will mutually agree on a list of Part 121 operators from which pool parts maybe used under this contract; provided that Seller acquires and transfers title to such parts to United upon redelivery. Seller shall maintain a Master Bill of Materials which describes the source of all Parts.

Mandatory Material and Repair Sources.

United has worked extensively to develop other than FAA Type Certificate holder alternative parts (i.e. FAA PMA parts) and or committed exchange programs. For the purposes of this Agreement, United requires that Seller, unless and until directed by United otherwise in writing, acquire when available, product from BELAC as soon as it has received United approval pursuant to the terms and conditions of the Belac agreement. BELAC means that certain venture established by Chromalloy Gas Turbine and certain other parties, including airlines and, specifically including United Airlines, the main activities of which include the production and potential sales of certain PMA parts for gas turbine engines.

7.2	Parts and Materials Handling. Seller shall document and handle all Parts and materials as follows:

	a.	Records for the purpose of traceability shall be kept for all Parts and materials as required to satisfy regulatory requirements.

	b.	All flammable materials shall be stored in Occupational Safety and Health Administration ("'OSHA"') approved storage cabinets.

	c.	All resins, adhesives, primers and paints must be stored at the manufacturers recommended storage temperature.

	d.	Materials shall not be used beyond their expired shelf life.

	e.	Unused portions of materials removed from its original package or container shall be properly identified.

7.3

Parts Storage.   Seller shall store all United property in a safe, segregated and secured location, including without limitation, fixtures, Parts and PW 2037 Piece Parts. Seller shall provide United a listing of all United property removed from the PW 2037 Piece Parts and a separate list of that United property which is not to be reinstalled in connection with the Services. Seller shall provide such listing within 5 days after removal of such United property from the PW 2037 Piece Parts. Such listing shall be by Part number where applicable, and shall include a description and quantity. Seller shall store United PW 2037 Piece Parts and Parts as required by United Airlines at no charge to United for the life of this Agreement. Title to all stored Parts and PW 2037 Piece Parts that are to be repaired on a time and materials basis (as defined in Appendix 4) shall remain with United at all times.

7.4

Hazardous Goods Handling.   Seller will provide personnel certified in hazardous goods handling per DOT and IATA regulations. Seller will maintain all shipping documentation as prescribed by United's procedures and regulatory agencies. Such documents will be available upon request.

ARTICLE 8. PROGRAM MANAGEMENT.

8.1

Program Manager.   Each party shall identify 1 person to be the single point of contact with the other party and to coordinate such party's responsibilities under this Agreement (each a "'Program Manager"'). Seller's Program Manager shall be located at the Seller's facility. Seller shall act as overall Program Manager in coordination of its Services with (i) United, (ii) other vendors and (iii) subcontractors selected by Seller and approved by United. Seller will adequately staff and further develop existing San Francisco facilities to support the MBOH program by the end of the transition period which is December 1st, 2003.

8.2	Communication. Seller shall support a computer platform and network compatible with United with the ability to transfer documents and email.

8.3

Technical Support/Representative.   Seller shall designate a representative to serve as the technical liaison and coordinator between United and Seller ("'Technical Representative"'). Such Technical Representative shall be responsible for addressing any of United's technical and maintenance concerns regarding the Services. The Technical Representative shall be based at Seller's San Francisco facility. Seller must provide United with a response to all technical inquiries within 48 hours of United's initial request.

8.4	Intentionally Blank.

8.5

Progress Reports. Seller shall provide United's Program Manager with daily written and verbal progress reports, describing the program status and identifying critical milestones and items such as schedules, material management issues, and Non-routine findings for United's review and decision. Seller shall implement a software program, which will allow United daily electronic access to status reports, within 30 days of execution of this Agreement. Seller shall provide United with all software and licenses required to access such software programs.

8.6

Program Review. Seller and United shall review the program status on a quarterly basis throughout the Term of this Agreement. This review should cover but is not limited to quality and turn around time performance issues/opportunities

ARTICLE 9. UNITED'S RESPONSIBILITIES.

9.1

Information. United shall provide Seller with available historical information, specifications and documentation which Seller requires to perform the Services. United shall notify Seller if any PW 2037 Piece Parts on which Services are to be performed have been involved in an accident or has deviated from the FAA or the manufacturer's operating limits.

9.2

Inspection. No inspection shall be required to be performed prior to delivery to Seller on Parts being repaired or replaced on a MBOH basis (as defined in Appendix 5). However, for all parts being repaired on a time and materials basis (as defined under Appendix 5), United shall perform an inspection and advise Seller of work scope expectation prior to shipment to Seller. United shall, at its option, perform an acceptance inspection prior to installation at United on all PW 2037 Piece Parts repaired on both a time and materials basis and MBOH basis (as defined in Appendix 5).

ARTICLE 10. TITLE, RISK OF LOSS AND LIENS.

10.1

Title and Risk of Loss. For all PW2037 Piece Parts to be repaired by Seller on a time and materials basis, title will remain with United at all times and Seller shall bear the risk of loss of such parts while they are in Seller's possession. For each PW2037 Piece Part to be repaired by Seller on a MBOH basis, title to each individual part will remain with United until such time as Seller provides to United a new or repaired Part (same, better, or equivalent Part as permitted by United's IPC) at which time Seller will gain title to the Part provided to it by United and United will gain title of the new or repaired Part (same, better, or equivalent Part as permitted by United's IPC) provided to it by Seller. Seller will bear the risk of loss for each PW2037 Piece Part to be repaired by Seller on a MBOH basis while said Part is in Seller's possession.

10.2

Liens. Seller will keep United's PW 2037 Piece Parts free and clear from any liens arising out of the Services performed or Products furnished hereunder by any of Seller's subcontractors. As a condition precedent to payment hereunder, Seller will, upon request by United, furnish waivers or releases of liens or receipts for all subcontractor claims for Services or Products, as well as an affidavit that all such claims have been fully satisfied.

ARTICLE 11. WARRANTY.

11.1	Coverage. Seller warrants that for a period of [*] from delivery:

	a.	Services will conform to the Specifications and will be free from defects in workmanship;

Products will conform to the Specifications and will be free from defects in the Seller's design, material and workmanship. The failure of Seller to comply with any of the foregoing warranties shall hereinafter be referred to individually as a "'Defect"'.

11.2

Warranty and Notice Period.   United's remedies and Seller's obligations and liabilities under this Article, with respect to each Defect, are conditioned upon (i) such Defect having become apparent to United within the applicable warranty periods as set forth in the applicable order, and (ii) United having notified Seller of such Defect within 90 days after the Defect becomes apparent to United. Seller will notify United in writing within 30 days after receipt of United's notification of Seller's acceptance or rejection of such claim. Seller's failure to provide such notice constitutes acceptance of United's claim.

11.3	Correction of Defects.

	a.	With respect to MBOH work, Seller will correct any Defect in the Services or Products provided by repairing or replacing the Products or PW 2037 Piece Parts as applicable, at Seller's expense.

With respect to time and materials work, if United chooses to correct the Defect:

Seller will reimburse United for (i) Products at the current catalog price, and (ii) labor at United's direct labor rate plus [*] overhead.

Seller will reimburse United for any removal, reinstallation and test costs incurred by United as a result of such Defect.

Seller will reimburse United for all costs of transportation costs in connection with the correction of any Defect.

	b.	With respect to time and materials work, if Seller corrects the Defect at Seller's facilities:

Seller will correct any such Defect within 10 calendar days (dock-to-dock) from the date of receipt by Seller for correction.

Seller will correct any Defect in a Product which United has identified as a critical item within 4 calendar days (dock-to-dock) from the date of receipt by Seller for correction.

If Seller fails to correct any Defect within the applicable periods, Seller will provide Equipment or Products to United, on a no-charge loan basis, to ensure uninterrupted operation of United's aircraft.

11.4

Resulting Damage.   If as a result of a Defect in a Part repaired by Seller or one of its authorized subcontractors, any Defect directly causes damage to any other part of United's engine, airframe or other property, Seller will reimburse United for all actual, reasonable and necessary direct out-of-pocket costs incurred to repair such damage. Seller's warranty obligations are subject to the following conditions:

a.

The Parts to which the warranty applies were used under normal operating conditions as established by the original equipment manufacturer and have not been subject to misuse, neglect, accident or ingestion of foreign material; and

b.

The Parts to which the warranty applies were not altered or repaired by anyone other than Seller, Seller's subcontractor or United since the last repair by Seller or United and have been maintained in accordance with United's FAA approved Airworthiness Maintenance Program and Maintenance Manual. This will be the Seller's sole liability to United for any such damage to any other part of United's engine, airframe, or other property, whether in contract, negligence, tort (including strict liability), or otherwise. Not withstanding anything to the contrary stated herein, it is understood that in the event of any third party property damage, personal injury, or death deemed to be attributable a Part or Service provided by Seller under this Agreement, Seller's insurance as provided in Articles 21 and 22 herein shall respond

11.5

Discovery of United's Warranty Claims. Seller shall notify United of all potential warranty claims against the Original Equipment Manufacturer ("'OEM"') and parts suppliers that are discovered by Seller while performing the Services. Seller shall provide United with data or parts necessary to support United's warranty claims.

11.6

Prosecution of Third Party Warranty Claims.   Seller will be responsible for prosecution and settlement of all third party (to United) warranty claims resulting from the MBOH Services. Upon settlement of each claim, Seller shall provide to United a copy of the claim and any response from the third party. In the event United becomes aware of a claim, it will give prompt notification to Seller with appropriate documentation. Seller will have complete control over the handling of the lawsuit including the sole right to retain and fire counsel and to settle the litigation in any manner Seller deems appropriate. United will fully cooperate with Seller in the defense of any such claim, demand, or suit. Conversely, United will be responsible for prosecution and settlement of all third party (to United) warranty claims resulting from the T&M Services. In the event Seller becomes aware of a claim, it will give prompt notification to Seller with appropriate documentation. United will have complete control over the handling of the lawsuit including the sole right to retain and fire counsel and to settle the litigation in any manner United deems appropriate. Seller will fully cooperate with United in the defense of any such claim, demand, or suit.

11.7

Assignment of Warranties.   The warranties granted herein will extend to the benefit of United, its successors, assigns and any subsidiary of United, to whom the serviced PW 2037 Piece Parts or purchased Products may be resold.

11.8

Shipping. Transportation and insurance charges for shipment from United to Seller of any warranted item with a claimed Defect will be prepaid by United. Seller will, upon receipt of United's claim, reimburse United such transportation and insurance charges for any item determined to be defective under the terms of the warranty set forth in this Article. Seller will be responsible for transportation and insurance charges for return shipment of such item to United.

11.9

DISCLAIMER. THE WARRANTIES SET FORTH ABOVE IN THIS ARTICLE AND THE OBLIGATIONS AND LIABILITIES OF SELLER THEREUNDER ARE EXPRESSLY IN LIEU OF, AND UNITED HEREBY WAIVES AND RELEASES SELLER FROM, ANY AND ALL OTHER WARRANTIES, AGREEMENTS, GUARANTEES, CONDITIONS, DUTIES, OBLIGATIONS, REMEDIES OR LIABILITIES, EXPRESS OR IMPLIED, ARISING BY LAW OR OTHERWISE, WITH RESPECT TO SELLER'S PERFORMANCE HEREUNDER.

ARTICLE 12. COMPLIANCE WITH LAWS.

12.1

Laws.   Seller warrants that in the performance of this Agreement, it will comply with all applicable Federal, state, local and foreign laws and ordinances and all lawful orders, directives, rules and regulations thereunder (collectively "'Laws"').

12.2

Indemnity.   Seller will defend and indemnify United, its directors, officers, employees, and agents against any fine, penalty, cost, liability, or claim by any governmental entity seeking to enforce any Law or any other party seeking to enforce any Law pursuant to a statutory right to the extent arising out of Seller's breach of its obligations set forth in this Article. Seller's obligations under this Article will survive the expiration or termination of this Agreement.

ARTICLE 13. AUDIT RIGHTS.

13.1

Upon United's request made within 180 days of receipt of invoices, Seller will permit United during normal business hours to inspect Seller's records, limited to those records relating to: (i) the manner and quality of Seller's performance, and (ii) the accuracy of any calculations or adjustments, and iii) the accuracy of any fees or charges invoiced to United. United may use agents or contractors who are not employees of United to inspect Seller's records as contemplated by this Article, provided that such persons have been mutually agreed upon by both parties and such persons each execute a confidentiality agreement in a form reasonably satisfactory to Seller.

ARTICLE 14. TAXES.

14.1

United will pay to Seller upon demand the amount of any sales or use taxes, imposed by any state or local taxing authority required to be paid or collected by Seller as a result of any sale, delivery, or transfer of any Services or Products under this Agreement. If claim is made against Seller for any such tax, Seller will promptly notify United. If requested by United, Seller will, at United's expense, take such action as United may reasonably direct with respect to such claims, and any payment by Seller of such tax will be made under protest, if protest is necessary and proper. If payment is made, Seller will, at United's expense, take such action as United may reasonably direct to recover such payment and will, if requested, permit United in Seller's name to file a claim or prosecute an action to recover such payment. In the event of refund or recovery of any tax, or part thereof, Seller will pay to United promptly that portion of the tax paid by United, including any interest received thereon.

ARTICLE 15. LIQUIDATED DAMAGES.

15.1

Amount for MBOH Work..   For MBOH work, liquidated damages will apply after the Transition Period. In the event that Seller fails to complete the Services and redelivery of a Part on the day scheduled for redelivery; Seller shall pay United liquidated damages in an amount equal to [*] for each twenty-four (24) hour period (or part thereof) that redelivery of such Part is delayed; with a not to exceed cap of [*] for subject delayed Part. Seller shall pay such liquidated damages by means of a credit against the price applicable for the services to the delayed Part.

15.2

Amount for Time and Materials Work.   For work performed on a time and materials basis (as set forth in Appendix 4), in the event that Seller's performance is delayed beyond the scheduled delivery date (excluding any excusable delay period specified below), Seller will pay United as liquidated damages [*].

15.3

Reasonable Estimate of Damages.   The parties agree that United's damages in the event of delay would be uncertain and difficult to ascertain and that the liquidated damages described in this Article are reasonably related to United's actual damages and are a reasonable estimate of the damages which United would in fact suffer in the event of untimely performance by Seller.

ARTICLE 16. CONSEQUENTIAL DAMAGES.

16.1

NEITHER PARTY WILL BE LIABLE FOR, AND EACH PARTY WAIVES AND RELEASES ANY CLAIMS AGAINST THE OTHER PARTY FOR, ANY SPECIAL, INCIDENTAL, OR CONSEQUENTIAL DAMAGES, INCLUDING LOST REVENUES, LOST PROFIT, OR LOSS OF PROSPECTIVE ECONOMIC ADVANTAGE, RESULTING FROM PERFORMANCE OR FAILURE TO PERFORM UNDER THIS AGREEMENT.

ARTICLE 17. EXCUSABLE DELAY.

17.1

General.   Neither party will be responsible for nor be deemed to be in default under this Agreement on account of any delay in performance hereunder due to any of the following causes: (i) acts of God; war, insurrections or riots; (ii) fires, floods or explosions; serious accidents; epidemics or quarantine restrictions; (iii) any act of government, governmental priorities, allocation regulations or orders affecting materials, facilities or completed Products; (iv) strikes or labor troubles causing cessation, slow down or interruption of work; (v) delay in transportation; (vi) inability after due and timely diligence to procure materials, equipment or parts; or (vii) due to any other cause to the extent it is beyond such party's control and not occasioned by such party's fault or negligence. (viii) FOD - Foreign Object Damage. Delays resulting from any of the foregoing causes are referred to as "'Excusable Delays"'.

17.2

Extension of Performance. If Seller is prevented by Excusable Delay from timely performance of any of its obligations hereunder, the time for performance will be extended by a period of business days equal to the time lost by reason of such delay, provided that Seller will promptly notify United of any Excusable Delay affecting Seller's performance.

17.3

Termination for Excusable Delay.   If delay in the performance of any of Seller's obligations, including any extension pursuant to Article 17.2, exceeds 60 days due to Excusable Delay, United may terminate this Agreement only with respect to those obligations that have been delayed and cannot be cured. Peter and David to review and agree

ARTICLE 18. TERM.

18.1

The term of this Agreement will commence on August 1, 2003 and will remain in effect until July 31, 2013. In addition, this Agreement may be extended for up to two five (5) year option terms at United's option.

18.2

End State Transition - In the event this agreement is terminated by, either party, both parties agree to effect a ramp down of work to be performed by Seller. Charges will be covered under T&M rates Appendix 4. This transition is to be accomplished within 120 days utilizing a gradual transition of Parts and Services. This transition it is intended to mitigate disruption to United's maintenance operation. United to provide a ramp down timeline of Parts and Services at its discretion.

ARTICLE 19. TERMINATION.

19.1

Failure to Perform.   If either party fails to perform its obligations under this Agreement and such failure to perform continues for a period of 60 days after written notice to the non-performing party by the other party, the other party may immediately terminate the purchase of any Services or Products or other performance undelivered or unfurnished on the effective date of such termination. The right of each party to require strict performance of any obligations hereunder will not be affected in any way by any previous waiver, forbearance or course of dealing. If either party exercises its right to terminate hereunder, such action will not affect or impair its right to bring suit for any default or breach of this Agreement, and no rights or causes of action will accrue to the defaulting party by reason of such termination.

19.2

Bankruptcy/Liquidation.   If (a) United is judicially determined to be unable to confirm a Chapter 11 plan of reorganization under which it continues to operate as an airline and instead United commences the liquidation of all of its assets, (b) United's Chapter 11 case is converted to a case under Chapter 7 of the United States Bankruptcy Code, or (c) an event of default occurs pursuant to either the "'Debtor in Possession Credit Agreement, dated as of December 24, 2002, among United, the Credit Parties, the Lenders, Bank One, NA, as Agent and Banc One Capital Markets, Inc.,"' as amended, or the "'Revolving Credit, Term Loan and Guaranty Agreement, dated as of December 24, 2002, among United, UAL Corporation, their Subsidiaries, the Lenders, JP Morgan, Chase Bank, Citicorp USA, Inc., J.P. Morgan Securities Inc., Salomon Smith Barney Inc., Bank One, NA, Banc One Capital Markets, Inc., and The CIT Group/Business Credit, Inc., as amended, (COLLECTIVELY, the "'DIP Agreements"') and SUCH EVENT OF DEFAULT CAUSES AN ACCELERATION OF UNITED'S OBLIGATIONS UNDER EITHER OF THE DIP AGREEMENTS, and (i) If United discontinues all flight operations, then United may terminate the Agreement; or (ii) If United does not discontinue all flight operations, then Seller may request that United (or its successor in interest, including without limitation an examiner or trustee) provide adequate assurances of performance of the Agreement, and if such adequate assurances are not provided within 30 days of such request, then Seller may terminate the Agreement.

In the event that this Agreement is terminated pursuant to this paragraph, then the Seller's claims under the Agreement shall be limited to (a) an administrative expense claim under Sections 503(b)(1) and 507(a)(1) of the Bankruptcy Code for amounts due under the Agreement for the period from the execution of the Agreement through the date of such termination and (b) a prepetition general unsecured non-priority claim for any other damages under the Agreement (including, without limitation, any damages pertaining to future services or lost profits). Each of the foregoing prepetition general unsecured non-priority claims shall be subject to objection by any party, including a Chapter 11 or Chapter 7 trustee, solely as to the amount thereof.

ARTICLE 20. TERMINATION FOR CONVENIENCE.

20.1

Termination for Convenience.   United may terminate this Agreement, in whole or part, by giving notice to Seller at least 60 days prior to the effective date of such termination. After receipt of any such notice of termination, Seller will (i) discontinue all work with respect to that part of this Agreement so terminated by United, (ii) place no further orders or subcontracts for materials or services as to that part of the work terminated, and (iii) take such other reasonable action as may reduce the termination costs due Seller under this Article.

20.2

Terminations Charges.   In the event United terminates this Agreement, in whole or in part, in accordance with this Article, United will pay to Seller all costs incurred by Seller which can be reasonably allocated to uncompleted Services or Products in accordance with the accepted accounting practices consistently followed by Seller and certified by Seller's independent auditors.

20.3

Redelivery.   Upon payment of the amounts as provided in Article 20.2 above, Seller will deliver to United, F.O.B. Seller's facility, all Equipment on which Services have not been completed and all fabricated or incomplete parts, work in process, supplies, and other materials, the cost of which has been included in the costs determined in accordance with Article 20.2 above.

20.4

Estimated Termination Costs.   Seller will, upon United's request, notify United of the then estimated termination costs for which United would be liable if United had elected to exercise United's rights under Article 20.1 at the time of such request.

20.5	Termination Cost Limitation. In no event will termination costs exceed the total price of the Services or Products terminated by United.

20.6

Accrued Rights.   Termination by United of any of this Agreement, in whole or in part, pursuant to this Article will not affect any other rights or obligations of the parties under the remainder of this Agreement.

ARTICLE 21. INDEMNIFICATION.

21.1

Seller will indemnify and hold harmless United, its directors, officers, employees and agents (each an "'Indemnitee"') from and against any and all liabilities, claims, demands, suits, damages and losses including, without limitation, all reasonable attorney's fees, costs and expenses in connection therewith or incident thereto (including but not limited to attorneys' fees incurred by United in establishing its right to indemnification hereunder) (collectively referred to in this Article as "'Claims"') of third parties for death of or personal injury to any person or persons whomsoever (including, without limitation, Seller's employees but excluding United's employees) and for loss of, damage to, destruction of, any property whatsoever, in any manner arising out of or in any way connected with (i) a defect in the workmanship of the Services or the manufacture or design of any Products furnished under this Agreement (including without limitation any parts or spare parts), or (ii) any tortuous act or omission of Seller, in connection with Seller's performance or failure to perform under this Agreement except to the extent that the "'Claims"' are the result of United's negligence or willful misconduct. Seller will, at the request of United, negotiate and defend any Claim brought against any Indemnitee or in which any Indemnitee is joined as a party defendant based upon any other matters for which Seller has agreed to indemnify each Indemnitee as provided above. Seller's obligations under this Article will survive the termination of this Agreement.

ARTICLE 22. INSURANCE.

22.1

Seller will, at its sole cost and expense, maintain in full force and effect during the term of this Agreement, policies of insurance of the type and in the minimum amounts stated below. Such policy will be issued by an insurer of recognized responsibility. Such policy will contain appropriate cross liability clauses, be primary without right of contribution, and will provide that United will be given 30 days advance written notice in the event of cancellation, termination or modification which materially restricts the coverage thereof. Within 30 days of execution of this Agreement, Seller will provide United with a certificate of insurance naming United as an additional insured and which will evidence Seller's insurance company's agreement to recognize and incur the contractual obligation assumed by Seller under the Indemnification Article above.

Comprehensive General Liability Insurance in an amount not less than $ 5 million any one accident/occurrence in the aggregate annually;

Aircraft Products and Completed Operations liability insurance, including contractual liability coverage in an amount not less than $750 million per accident/occurrence and in the aggregate annually.

  Property insurance covering all risks and covering all United property other than the Aircraft, in Seller's custody and control. Said property insurance will be carried on a "'replacement cost"' basis;

Employer's liability insurance in an amount of not less than $1 million one accident/occurrence;

Worker's Compensation insurance in statutory amounts; and

Auto insurance in an amount of not less than $1 million one accident/occurrence.

ARTICLE 23. PATENT INDEMNITY.

23.1

Definition.   For purposes of this Article, the term "'Product"' will include without limitation each Product and all components, accessories and parts thereof, spare parts and all other goods furnished to United hereunder, including without limitation, data processing software.

23.2

Indemnity.   Seller will defend and hold harmless United from and against all claims, suits, actions, liabilities, damages and costs, arising as a result of any claims that any Product provided by Seller hereunder of its own manufacture and design infringes any valid U.S. patent, (each a "'Patent"') except where the claim for infringement is based on the designs or manufacturing specifications provided by United or is based on United's use thereof in combination with other materials or in the operation of any process.

23.3

Defense.   Seller will, at its expense, defend any suit brought against United based upon any grounds for which Seller has agreed to defend and hold United harmless in Article 22.2 above, provided that United (i) promptly delivers to Seller all infringement notices and other papers received by or served upon United, (ii) permits Seller to assume or control the defense of such suit and to compromise the same, if deemed advisable, and (iii) provides reasonable assistance in the conduct of such defense, at Seller's expense. United shall have the option to be represented by counsel at its own expense.

23.4

Substitute Products.   If United is enjoined by a court of competent jurisdiction from using any Product for the intended purpose on the grounds that such use infringes a Patent, or if Seller reasonably believes that use of any Product infringes an existing Patent, Seller will, at its option, (i) procure for United a license to continue using such Product, (ii) modify such Product so as to make it non-infringing without impairing its performance, or (iii) replace such Product with another product that is substantially equal to the original Product but is non-infringing.

23.5

Use of Products.   Seller will not be liable to United under the provisions of this Article if any infringement is based upon the use of a Product or any part thereof in any manner not reasonably contemplated by this Agreement.

23.6

DISCLAIMER.   THE INDEMNITY OBLIGATIONS AND LIABILITIES OF SELLER AND THE REMEDIES OF UNITED SET FORTH IN THIS ARTICLE ARE EXCLUSIVE AND IN SUBSTITUTION FOR, AND UNITED HEREBY WAIVES AND RELEASES, ALL OTHER INDEMNITIES, WARRANTIES, OBLIGATIONS AND LIABILITIES OF SELLER AND RIGHTS, CLAIMS AND REMEDIES OF UNITED AGAINST SELLER WITH RESPECT TO ANY INFRINGEMENT.

ARTICLE 24. CHANGE IN BUSINESS ENTITY.

24.1

Change in Ownership.   If any person or business entity that does not have a controlling interest in Seller as of the date of this Agreement obtains a controlling interest, whether by merger, acquisition, or otherwise, (hereafter "'Acquiring Entity"'), then: United, in its sole discretion, may terminate this Agreement, in whole or in part, at any time 30 days or more after the acquisition of such controlling interest without further obligation or liability to Seller or the Acquiring Entity. If United does not terminate this Agreement, Seller will require the Acquiring Entity to become bound by the terms and conditions of this Agreement.

24.2

For the purposes of this Agreement, "'Change of Ownership"' means any transaction in which thirty-five percent (35%) or more of the capital stock or assets of the Seller directly or indirectly is transferred to or acquired by a single person or entity, or to an association or group of entities and/or individuals (for example, without limitation, a voting trust) which has an understanding or agreement among its constituents regarding the ownership of their interests in Seller but shall not shall not include a transfer to the estate of Norman Alexander (current owner of approximately 53% of the aggregate voting power of Sequa Corporation {ultimate parent of Chromalloy}) or a trust established by Norman Alexander for the benefit of his heirs.

24.3

Cessation of Business.   If Seller ceases to do business as a going concern, Seller will, if applicable, promptly provide United with all design, engineering, and manufacturing drawings and specifications, all testing and quality control procedures, equipment and manuals, and all other technical information, sufficient to allow United to obtain substitute performance of any obligations of Seller under this Agreement that Seller ceases to perform, and Seller hereby grants to United and its agents the right to use or have used such information to obtain such substitute performance, all at no charge to United other than copying costs.

ARTICLE 25. CONFIDENTIAL INFORMATION.

25.1

Definition.   "'Confidential Information"' means all information including, without limitation, manufacturing, financial and marketing data, orders, forecasts, plans, designs, drawings and specifications of either United or Seller, which is contained in written documents stamped "'CONFIDENTIAL"', "'PROPRIETARY"', or "'RESTRICTED"', or is provided orally or visually and is confirmed in writing within 30 days of such disclosure and marked confidential, and which is provided by one party to the other during the term of this Agreement. Any information Seller receives during access to United's password protected computer systems will be considered Confidential Information. Notwithstanding the foregoing, information which would otherwise be Confidential Information, will not be deemed to be Confidential Information if (i) the receiving party can demonstrate that it was already in its possession at the time of disclosure and the receiving party is free to use such information, (ii) it is placed in the public domain through no fault of the party receiving such information, (iii) it is lawfully obtained by the receiving party from a third party, without the receiving party knowing of a breach of a duty owing by such third party to the disclosing party herein, (iv) independently developed by the receiving party without reference to the disclosing party's Confidential Information; or (v) it is not in written form and is not stamped as provided in the preceding sentence.

25.2

Disclosure.   Each party will use the same degree of care in protecting the confidentiality of the other party's Confidential Information in its possession as it uses to protect its own Confidential Information, which in any event will be a reasonable standard of care. Except in a proceeding to enforce the provisions of this Agreement, neither party will (i) provide or disclose Confidential Information to any other person, firm or corporation without the other party's prior consent, (ii) reproduce Confidential Information except for essential copies for its own internal use in connection with the performance of this Agreement, and (iii) use Confidential Information for any purpose other that the performance of this Agreement. The obligations of this Article will extend beyond the term of this Agreement. Upon request or 18 months after the expiration or termination of this Agreement, the parties will promptly return or destroy all confidential information of the other and, if destroyed, will certify such destruction in writing signed by an officer of United or Seller, as the case may be. Notwithstanding the foregoing, each party shall be permitted to disclose the terms of this Agreement as required by any legal or regulatory requirement, provided that a party intending to make such a disclosure provides the other party with advance notice and in making such disclosure seeks to preserve the maximum confidentiality for the terms of this Agreement as permitted by law.

ARTICLE 26. PROPRIETARY RIGHTS.

United retains title to all inventions, designs, engineering and manufacturing drawings and specifications, testing and quality control procedures, manuals, training materials, data, formulas and any other developments or improvements provided by United. Except as provided for in 24.3, Cessation of Business, Seller retains title to all inventions, designs, engineering and manufacturing drawings and specifications, testing and quality control procedures, manuals, training materials, data, formulas, and any other developments or improvements provided by Seller.

ARTICLE 27. RELATIONSHIP OF THE PARTIES.

27.1

Buyer and Seller.   The relationship of the parties is that of buyer and seller. Nothing herein is intended or will be construed to establish any agency, partnership, or joint venture relationship between the parties. While visiting the other party's premises, each party's employees will obey all applicable safety and other premises rules.

27.2

Independent Contractor.   Seller at all times will be an independent contractor within the meaning of the Fair Labor Standards Act of 1938, as amended, with sole and complete responsibility for all of its employees, agents, and subcontractors. Seller will employ and direct such personnel as it requires to perform the Services, will exercise sole and exclusive authority over its personnel, and will have the sole right to hire and discharge said persons.

ARTICLE 28. UNAUTHORIZED PAYMENTS.

28.1

Make No Payments.   In connection with any performance under this Agreement, neither Seller, nor any officer, employee, or agent of Seller, will make any payment, or offer, promise or authorize any payment, of any money or other article of value, to any official, employee, or representative of United, or to any other person or entity, in order either to obtain or to retain business, or to direct business to a third party, or to influence any act or decision of any employee or representative of United to perform or to fail to perform his or her duties, or to enlist the aid of any third party to do any of the above.

28.2

Receive No Payments.   Neither Seller, nor any officer, employee, or agent of Seller, will solicit or receive any money or other article of value from any present or prospective supplier, vendor or customer, or from anyone else with whom United does business, including any government official or representative in order either to obtain or to retain business, or to direct business to a third party, or to influence any act or decision of any employee or representative of United to perform or to fail to perform his or her duties, or to enlist the aid of any third party to do any of the above. Seller will refuse to accept all such gifts and, if received, will return such gifts to the donor. In all such cases Seller will notify United promptly of such gift or offer thereof. If United deems it necessary, Seller will turn over such gifts to United for further handling.

ARTICLE 29. Publicity.

29.1

Neither party will refer to this Agreement or use the name of the other party in any form of publicity or advertising, either directly or indirectly, without the prior consent of the other party. Seller will not use any United trade name or service marks, including the names "'United Air Lines, Inc."', "'United Airlines"', "'United"' or United's logotype, without first obtaining United's prior written approval of such use.

ARTICLE 30. NOTICES.

30.1

All notices, designations, consents and approvals (each a "'Notice"' for purposes of this Article) given in connection with this Agreement will be in writing and will be delivered personally, mailed by certified mail, return receipt requested, postage prepaid, delivered by reliable overnight delivery service (receipt confirmed), or given by facsimile (receipt confirmed), addressed as follows, unless either party hereto notifies the other party of a different address:

FOR UNITED:

United Air Lines, Inc. SFO - Maintenance Operations Center - SFOPP San Francisco, CA 94128 Attn: Director of Maintenance Purchasing Facsimile: (650) 634-7385

FOR SELLER:

Chromalloy Gas Turbine Corporation 4430 Director Drive San Antonio, TX 78219 Attn: President, Repair Operations Facsimile: 210-359-5570

Notices delivered personally will be deemed delivered when actually received. Notices sent by certified mail or by overnight delivery service will be deemed delivered and received on the first to occur of (x) 2 business days after deposit in the United States mail or 1 business day after delivery of the same to such delivery service, as applicable, (y) written acceptance of delivery by the recipient thereof or (z) written rejection of delivery by the recipient thereof. Notices transmitted by facsimile will be deemed delivered and received upon telephone or electronic confirmation of receipt. If a Notice is received on a day that is not a business day, it will be deemed received on the next business day following such day. Any Notice not in accordance with this Article will be void and of no legal effect.

ARTICLE 31. GENERAL PROVISIONS.

31.1	Amendments. This Agreement may not be amended, modified, supplemented or changed in any way except by further written agreement by the authorized representatives of both parties.
31.2

Assignment.   Neither party may assign this Agreement in whole or in part without the prior written consent of the other party, and any such attempted assignment will be void. Subject to the foregoing, the provisions herein will inure to the benefit of, and be binding upon, any permitted assignees of the respective parties hereto. Consent by either party to such assignment in one instance will not constitute consent by either party to any other assignment.

31.3	Construction and Interpretation. Unless otherwise expressly indicated or the context of this Agreement otherwise clearly requires:

	a).	Any reference to this Agreement will be read and interpreted to mean and include all Orders, purchase agreements, services agreements, supplements, exhibits, schedules, and other attachments hereto;

b).

The terms "'hereto,"' "'herein, "' "'hereof,"' "'hereunder"' or terms of any similar meaning or import will be deemed to refer to this Agreement; the term "'hereafter"' will mean after, and the term "'heretofore"' will mean before, the date of the execution and delivery of this Agreement;

c).

Terms importing the singular will be deemed also to mean and refer to the plural and vice versa, and the use of any gender will be deemed to include all genders (i.e. words of the masculine gender will mean and include correlative words of the feminine and neuter genders), all as the context may require;

	d).	The phrase "'and/or"' will mean that any one of the referenced alternatives or combination thereof will suffice or may be applicable;

	e).	The words "'include"' or "'including"' will not be construed as words of limitation, but will be construed as if followed by the phrase "'but not be limited to;"'

f).

Terms importing "'persons"' will include corporations, partnerships (including limited partnerships), trusts, firms, associations, trusts and other legal entities, including public bodies, as well as natural persons;

	g).	Verbs used in the present tense will include the future tense as the context may require;

h).

Whenever under the terms of this Agreement the time for performance of a covenant or condition (including a payment) falls on a Saturday, Sunday or a holiday, such time for performance will be extended to the next business day. Otherwise, all references herein to "'days"' will mean calendar days;

	i).	The headings contained in this Agreement are provided only for ease of reference and convenience, and are not intended to define, alter or limit the scope of any provision of this Agreement.

j).

United and Seller represent that each of them was given an equal opportunity to negotiate the terms and conditions contained this Agreement and were represented by counsel. This Agreement will not be construed as if prepared by one of the parties, but rather according to its fair meaning as a whole, as if both parties had prepared it.

31.4

Counterparts.   This Agreement may be executed in multiple counterparts, each of which will be considered to be one and the same agreement, and will become a binding agreement when one or more counterparts have been signed by each party hereto and delivered to the other party. If this Agreement or the signature page, as executed, is transmitted by one party to the other by facsimile, such facsimile transmission will be deemed an executed original of this Agreement and of such signature.

31.5

Entire Agreement.   This Agreement, including all appendicies attached to and/or referred to in this Agreement, embodies the entire agreement and understanding of the parties and, as of its effective date, terminates and supersedes all prior or independent agreements and understandings between the parties covering the same subject matter.

31.6

No Agency.   Nothing herein contained and no act in performance hereof will be deemed to constitute an agency, partnership or joint venture relationship between the parties. Neither party will at any time represent or cause to suffer any representation that it, its officers, agents or employees have any such relationship or are employed by the other.

31.7

Partial Invalidity.   If any material provision of this Agreement is declared invalid by operation of law or held unenforceable by any court of competent jurisdiction and one party would suffer material harm thereby, such party will so notify the other party after which the parties will promptly attempt to agree to an amendment that would abrogate the effect of such invalid provision. If the parties are not able to agree to such an amendment, the party who would suffer material harm by reason of such invalid provision may terminate this Agreement, in whole or in part, effective 30 days after notice to the other party. If any other provision of this Agreement is for any reason held invalid, ineffective, unenforceable or contrary to public policy, the remainder of this Agreement will remain in full force and effect.

31.8

Survival Clause.   Seller's representations, warranties, guarantees, indemnification and confidentiality obligations will continue in full force and effect notwithstanding expiration or termination of this Agreement and are expressly made for the benefit of and will be enforceable by United.

31.9

Third Party Rights.   Except as specifically provided otherwise, nothing contained in this Agreement will or is intended to create or will be construed to create any right in any duty or obligation to any third party.

31.10

Waiver. The right of either party to require strict performance and observance of any obligation hereunder will not be affected in any way by any previous waiver, forbearance or course of dealing. No waiver of any right, obligation or default will be implied, but must be in writing signed by the party against whom the waiver is sought to be enforced. Any particular waiver of any right, obligation or default will not be construed as a waiver of any subsequent or other right, obligation or default. The remedies of either party provided herein will be cumulative and not exclusive.

31.11

Governing Law.   This Agreement, including any actions in tort or contract, will be governed by and construed in accordance with the laws of the State of New York, without giving effect to conflict of laws principles which might refer such interpretation to the laws of a different state or jurisdiction.

31.12	Intentionally Blank.

31.13	Intentionally Blank.

31.14	Condition Precedent. This Agreement will not be effective and binding on the parties until such time as:

a.	it is signed and;

b.	the Boards of Directors of Seller and Sequa Corporation (Seller's parent company) have each approved this Agreement.

Seller will commence promptly the steps to obtain the foregoing approval and agrees that it will complete the process and inform United on or before Aug. 29, 2003.

EXECUTED as of the day and year first set forth above by the following duly authorized individuals.

CHROMALLOY GAS TURBINE CORPORATION		UNITED AIR LINES, INC.
By:		By:
Name:	Christine Richardson	Name:	Rick Poulton
Title:	President, Repair Operations, Chromalloy Aircraft Engine Services	Title:	Director of Purchasing

APPENDIX 1

RATE ADJUSTMENT MECHANISM

[*]

APPENDIX 2

Monthly Flight Hours Update:

  In order to properly monitor the MBOH engines, a report will be required from United on a monthly basis that includes the average number of flight hours flown for all the engines included in the MBOH rate. See sample report form below:

MONTHLY STATEMENT OF FLIGHT HOURS

FOR

UNITED AIRLINES PW2000 MBOH ENGINES

Total Number of Hours Flown	Total Number of Cycles Flown	Take-off Derate

AUTHORIZED UNITED AIRLINES SIGNATURE:

NAME (Print):

TITLE (Print):

SIGNATURE:

DATE:

CHROMALLOY VERIFICATION:

NAME (Print):

TITLE (Print):

SIGNATURE:

DATE:

APPENDIX 3

INITIAL TRANSITION PERIOD

The initial transition period spans approximately [*] before a full MBOH rate is achieved and that is outlined in a milestone chart. The milestone chart includes detailed information on the Technical and Parts implementation details and timelines. [*]

APPENDIX 4

Time and Material Pricing

[*]

APPENDIX 5
Appendix 5 - PW2000 RFP.xls

SUPPLIER NAME:

United Airlines PW2000 Piece Part Material Cost Per Hour Program
[*]